2012 ADDENDUM TO THE
CONTRACT FOR THE TRANSFER OF A PATENT INVENTION AND SCIENTIFIC COLLABORATION

This Addendum Agreement is made as of January 11, 2013 by and between:
Dr. Alexandre Vamvakides domiciled in Athens, Greece, 17, Kassiopis str., Ymittos (172 37). Hereinafter called the Assignor,

OF THE FIRST PART AND

Anavex Life Sciences Corp., a company organized and existing under the laws of the State of Nevada (Entity number C 1543-2004) having its registered office Business First Formations, Inc., 2470 Wrondel Way Ste 114 Reno NV 89502 and a place of business at 1610 – 609 Granville Street, Vancouver, BC, V7Y 1C3 duly represented by Athanasios Skarpelos acting in the capacity of Director.
Hereinafter called the Assignee,

OF THE SECOND PART

WHEREAS

WHEREAS the Assignor and the Assignee executed a *Contract for the Transfer of a Patent Invention and Scientific Collaboration* (Appendix A, attached) and amended thereafter by an Addendum Agreement signed as of September 30, 2009/2010 (respective date differences in English and Greek version) (Appendix B) (collectively "the CONTRACT") (References to the Contract state the "effective date" as both January 29, 2007 and January 31, 2007. The discrepancy arises from the dates of the Greek language version and the English language version. References to either version will be construed as a reference to the document of Appendix A.)

WHEREAS the Assignor and the Assignee want to ensure and facilitate the proper implementation of the said agreement.

NOW THEREFORE, be it known that, for good and valuable consideration including the purpose of avoiding interpretation problems, it is agreed to amend the aforesaid agreement dated January 29, 2007, as follows (Referencing ARTICLES of the CONTRACT):

PRELIMINARY

A new paragraph 4 is entered:

4. The parties agree that the term "Patent or Patents" used below covers the inventions which are the object of the Patent applications, their modifications - improvements and enhancements that will occur in the future and also their international extensions. A listing of Patent or Patents is included as Schedule 1.

ARTICLE - I TRANSFER OF PATENTS

A new provision is entered as 1.1 (e):

1.1 (e) Inventions made during the term of the CONTRACT filed on or after January 29, 2007 and not falling under 1.1 (a) - (d) wherein Dr. Vamvakides is an inventor.

1.4 is deleted.

ARTICLE - II TRANSFER OF TECHNOLOGY - ENHANCEMENTS - IMPROVEMENTS

2.1 is replaced with the following provision:

2.1 Assignee shall have invested, by December 31, 2017, at least $1,000,000 in the development and patenting of the subject matter of Article I, paragraph 1.1. For clarity the "development and patenting of the subject matter of Article I, paragraph 1.1 "shall be termed the "Project."

2.2 deleted.

2.3 deleted.

2.4 is replaced with the following provision:

2.4 The parties undertake to promptly inform each other and to communicate developments relating to the Project.

2.5 deleted.

2.6 is replaced with the following provision:

For his part, the Assignor undertakes that, on request from Assignee or its representatives, he will, without delay or additional compensation, provide any signatures and supply any documents which may be necessary for the submission and/or the delivery of Patent applications, or patent applications arising from the Project, either in Greece or abroad funded by the Assignee.

ARTICLE - III SCIENTIFIC COLLABORATION AND MISCELLANEOUS

Article III is replaced as follows:

3.1. Assignor has provided (*e.g.,* the 2012 Posters), and Assignor will continue to provide research and advisory services as the Scientific Director for pre-clinical researches and studies on the Project as requested in writing by Assignee as further defined in 3.2.

3.2 For all services under 3.1 and for all future services requested in writing by Assignee, Assignor will be compensated at a monthly fee in the amount of \$10,000.00. Either party may terminate the services under 3.1 with a 60 day written notice to the other party.

3.3 Assignor will keep Assignee timely informed of all matters concerning the Project.

3.4 Other than the rights already conveyed in the Patents, all rights of every nature with particular reference to patent rights, trade secrets, know-how, conceived or developed by Assignor (Dr. Vamvakides) pursuant to paragraphs 3.1 and 3.2 of this Article III are immediately the property of Assignee without further compensation to Assignor.

ARTICLE - IV CONFIDENTIALITY

Deleted.

ARTICLE - VI PRICE OF THE TRANSFER

6.1 deleted.

6.3 is replaced with:

By way of clarification royalties are due in countries where there is a Patent and where product or process is covered by a claim of the Patent.

6.4 is replaced with:

6.4 The Assignee and its lawful successors and assigns, undertakes to make royalty payments totaling 1.00% (one percent) of the total amount of any net income (after taxes, expenses, commissions, sales and amortizations) realized by them resulting from the exploitation of patent applications filed by Anavex on or before December 31, 2014, and including claims directed to a compound of the Patents. There shall be no royalty stacking.

ARTICLE - IX TERMINATION

9 is replaced with:

9.1 Upon any material breach of this Agreement by either Party (in such capacity, the "Breaching Party"), the other Party may terminate this Agreement by providing sixty

(60) days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless the Breaching Party cures such breach during such sixty (60) day period, with the proviso that such breach was not caused by conditions beyond the control of the party receiving such notice.

9.1 (a) Effect of Termination on Breach by Assignee:
Upon breach by Assignee, uncured with the cure period, Assignor shall be relieved of obligations hereunder except as to paragraph 2.6. Termination shall not result in the return of Patent rights or intellectual property rights in the Project to Assignor. Assignor's sole remedy shall be limited to monetary damages.

9.2 Any provision to the contrary notwithstanding, Assignee may terminate this agreement at its sole discretion on 30 days notice to Assignor. Upon such termination, Assignor may elect in writing for the immediate return of Patent ownership to Assignor, such return being limited to rights then held by Assignee. Any transfer of ownership hereunder shall not alter or effect any prior grant of Patent rights by Assignee. Termination under this paragraph 9.2 is without further compensation to Assignor.

9.2 (a) In the interest of clarity, reference to "return being limited to rights then held by Assignee" in paragraph 9.2 contemplates Assignee granting assignments of or licenses to the Patent rights. Such alienated rights will not be subject to return to Assignor under the terms of paragraph 9.2.

9.3 Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination.

ARTICLE - XI APPLICABLE LAW

11.1 Choice of Law. This Agreement shall be governed by its proper provisions and in the silence of such provisions shall be construed in accordance with the laws of the State of New York and the laws of the United States of America applicable therein, without giving effect to principles of conflict of laws.

11.2 All disputes arising in connection with the present agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (C.C.I) in Paris by one or more arbitrators appointed in accordance with the said Rules.

Place of arbitration: Paris - FRANCE

Language of arbitration: French or English.

All other provisions and/or arrangements contained in the agreement for "The transfer of a patent invention and scientific collaboration", dated as of January 29, 2007, or any other application thereof, shall not in any way be affected or impaired thereby.

All powers for the registration of the present in the Patent's Registry of the Greek National Office of Industrial Property are accorded to the bearer of an original copy of this agreement.

All costs, expenses and fees related to the present agreement and the registration in the Patent's Registry of the Greek National Office of Industrial Property will be borne by the Assignee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written in three originals, one for each party and one to be registered in the Patent's Registry of the Greek National Office of Industrial Property.

Assignor: Dr. Alexandre Vamvakides

Per: ______________________ ____________
[date]

Dr. Alexandre Vamvakides

Assignee: ANAVEX LIFE SCIENCES CORP.

Per: ______________________ ____________
[date]

Print Athanasios Skarpelos